UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 CenturyLink Drive
Monroe, Louisiana		71203
(Address of principal executive offices)		(Zip Code)

(318) 388-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    One-Year Extension of Employment Agreement with James E. Ousley. On January 8, 2013, CenturyLink, Inc. (the “Company”), its wholly-owned subsidiary, Savvis, Inc. (“Savvis”), and James E. Ousley, Chief Executive Officer of Savvis, agreed to extend Mr. Ousley’s employment agreement (the “2011 Agreement”), effective as of January 1, 2013. The 2011 Agreement, originally entered into on September 2, 2011, expired on December 31, 2012. The extended agreement (“Extended Agreement”) is materially similar to the 2011 Agreement, which was filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2011.

Under the Extended Agreement, Mr. Ousley will continue to serve as Savvis’ Chief Executive Officer. Mr. Ousley’s base salary continues to be set at $550,000, and his annual bonus target opportunity for 2013 remains at 110% of his base salary. Any 2013 equity award and the performance metrics of Mr. Ousley’s 2013 bonus will be determined by the Compensation Committee of the Company’s Board of Directors during the first quarter of 2013.

As is the case under Mr. Ousley’s 2011 Agreement, the Company will pay certain expenses incurred by Mr. Ousley in connection with commuting from his home in Sedona, Arizona to the various Company offices from which he works. The terms of Mr. Ousley’s previous severance benefit are not modified by this extension. The Extended Agreement requires Mr. Ousley to keep confidential certain Company nonpublic information known to him and, for a year following his termination of employment for any reason, not to compete with the Company or solicit any of its customers or employees. The Extended Agreement will expire on December 31, 2013 unless terminated prior to that time in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURYLINK, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel,
and Secretary

Dated: January 14, 2013

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